Perspective Therapeutics Continues to Pursue Dose Escalation of [212Pb]VMT-α-NET in its Ongoing Phase 1/2a Clinical Trial Based on Updated Interim Data Presented at the 2025 ASCO Gastrointestinal Cancers Symposium

•
Updated interim results with an additional 10 weeks of follow-up on the nine patients in Cohorts 1 (2.5 mCi) and Cohort 2 (5.0 mCi) of the ongoing Phase 1/2a study support continuation of dose-finding for [212Pb]VMT-α-NET
•
[212Pb]VMT-α-NET continued to have a favorable safety profile, with no dose-limiting toxicities observed at the two doses tested
•
Three of seven patients in Cohort 2 experienced investigator-assessed objective responses as defined by RECIST v1.1. First responses for two patients occurred after end of treatment period and are subject to confirmation, in addition to the previously reported patient with confirmed response who remains in response
•
The five other patients in Cohorts 1 and 2 who previously experienced stable disease remain in stable disease

SEATTLE, WASHINGTON – January 24, 2025 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, announced updated interim results from its ongoing Phase 1/2a clinical trial of [212Pb]VMT-α-NET that are being presented as a poster presentation at the 2025 American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO-GI) taking place January 23-25, 2025 in San Francisco, CA.

This Phase 1/2a clinical trial is a multi-center open-label dose escalation and dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapy (RPT) and whose tumors have shown radiological evidence of disease progression in the 12 months prior to enrollment.

Two patients in Cohort 1 and seven patients in Cohort 2 received [212Pb]VMT-α-NET treatment prior to Cohort 2 being reopened in August 2024. These patients were enrolled for dose limiting toxicities observations. Initial results as of a data cut-off date of October 31, 2024 were previously presented at the 2024 North American Neuroendocrine Tumor Society (NANETS) Multidisciplinary NET Medical Symposium in November 2024.

As of the data cut-off date for the ASCO-GI poster presentation of January 10, 2025, all nine patients had completed treatments per the study protocol, and at least one scan for all patients after their final treatments was available to the study team.

•
Safety findings: No dose limiting toxicities (DLTs), grade 4 or 5 treatment emergent adverse events (TEAEs) or serious adverse events (SAEs) have been reported since the start of the study. No new grade 3 adverse events (AEs) have been observed aside from the two events that were previously reported. No decline in renal function was observed. Hematologic AEs such as decreased lymphocyte count and anemia were all grades 1 and 2. No treatment discontinuations due to AEs have occurred.

•
Further anti-tumor activities have been observed with longer follow-up. As of the data cut-off date of January 10, 2025, there were two unconfirmed responses and one confirmed response as defined by RECIST v1.1 in Cohort 2.

The patient who experienced a confirmed objective response has been in response for 17 weeks and remains in the study. This patient received the first two [212Pb]VMT-α-NET doses at administered dose of 5.0 mCi (equivalent to 84.6 µCi/kg), then received the remaining two doses at the next lower activity level of 2.5 mCi (equivalent to 42.4 µCi/kg) due to an adverse event that was determined by the investigator to be unrelated to [212Pb]VMT-α-NET.

One patient was observed to experience an initial (unconfirmed) response in the fifth scan after their first dose, which was the first scan conducted after the end of their treatment period. This patient experienced gradual tumor regression throughout the study, with the magnitude of change meeting the criteria for response on their most recent scan. This patient received four doses of 5.0 mCi (equivalent to 68.7 µCi/kg) of [212Pb]VMT-α-NET.

A third patient was observed to experience an initial (unconfirmed) response in the seventh scan after their first dose, which was the third scan conducted after the end of their treatment period. This patient received four doses of 5.0 mCi (equivalent to 31.7 µCi/kg) of [212Pb]VMT-α-NET. Gradual tumor regression was first observed in the fifth scan after their first dose, with the magnitude of change meeting the criteria for response on their most recent scan.

Five patients continue to have stable disease. One patient was deemed to have progressive disease after one dose under RECIST v1.1, by unambiguous progression of non-target lesions.

As stated in our August 12, 2024 business update for the second quarter of 2024, the observation period was completed for dose limiting toxicity (DLT) in seven patients enrolled in Cohort 2 during the second quarter of 2024. Subsequently, the Safety Monitoring Committee (SMC) determined that safety observations during the DLT period supported proceeding with dose escalation to Cohort 3 and increasing the number of patients dosed at 5 mCi (up to 40 more patients).

•
Based on FDA interactions prior to the initiation of patient dosing in this study, which occurred in November 2023, the decision to open Cohort 3 will follow consultation and alignment with the agency. Once we have alignment, we will communicate to stakeholders regarding how the study will proceed. In December 2024, we submitted data from 2 patients in Cohort 1 and seven patients from Cohort 2 to the FDA.

•
As previously announced, since Cohort 2 reopened for enrollment in August 2024 and through year end 2024, an additional 11 patients have been dosed. A total of 18 patients have been dosed in Cohort 2 as of December 31, 2024.

"I am excited to see a signal of deepening of anti-tumor activity for [212Pb]VMT-α-NET at the dose level used in Cohort 2 with longer follow-up, while [212Pb]VMT-α-NET remains well-tolerated," said Richard L. Wahl, MD, Professor of Radiology, Mallinckrodt Institute of Radiology at Washington University School of Medicine. “I look forward to sharing these results with a broader physician community at ASCO-GI and participating in the continuation of this study.”

Markus Puhlmann, Chief Medical Officer of Perspective, commented, “The dose finding study for [212Pb]VMT-α-NET is progressing well, with robust participation in the re-opened Cohort 2. In keeping with the commitment we made to the FDA prior to the start of dosing in this study, we commenced engagement with the FDA to pursue dose escalation while continuing to enroll patients into Cohort 2. An update will be provided once alignment is reached with the agency.”

Thijs Spoor, Chief Executive Officer of Perspective, commented, “As we continue to advance as a clinical-stage oncology company, we will be able to apply learnings from our lead clinical programs to new programs and potential new medicines based on our next generation targeted radiopharmaceutical technology platform. Meanwhile, in-sourcing clinical operations and other functions allows us to execute better and share clinical updates regularly with key stakeholders. We look forward to making progress in advancing our clinical pipeline and supporting infrastructure to serve more patients.”

Perspective will webcast a conference call on Friday, January 24, 2025 at 8:00 am ET to discuss the data to be presented at the ASCO-GI symposium. Webcast details are available on the Events page of the Company's website. The lead investigator of the study, Richard L. Wahl, MD (Professor of Radiology, Mallinckrodt Institute of Radiology at Washington University School of Medicine) will participate, along with members of Perspective's management team. A live question and answer session will follow the formal presentation.

About VMT-α-NET

VMT-α-NET is a clinical-stage, targeted alpha-particle therapy (TAT) radiopharmaceutical being developed for the treatment and diagnosis of patients with somatostatin receptor subtype 2 (SSTR2) expressing neuroendocrine tumors (NETs), which are a rare and difficult-to-treat type of cancer. VMT-α-NET incorporates Perspective's proprietary lead-specific chelator (PSC) to bind 203Pb for SPECT imaging, and 212Pb for alpha-particle therapy. Perspective is conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive NETs who have not received prior radiopharmaceutical therapies (RPT). Perspective received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data for SSTR2-positive NETs regardless of prior treatment response. Perspective is also collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are over 170,000 people living with this diagnosis.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moeities. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moeities which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; the Company’s ability to make progress in developing treatments for neuroendocrine tumors; the Company’s anticipated timing and expectations regarding regulatory communications, requests, interactions, submissions, alignment, and approvals; the Company’s activities and plans to pursue dose escalation and enrollment in a third cohort for its Phase 1/2a clinical trial of [212Pb]VMT-α-NET; the Company’s expected timing for the receipt and disclosure of additional data regarding the Company’s Phase 1/2a clinical trial of [212Pb]VMT-α-NET; the Company’s ability to apply learnings from its lead clinical programs to new programs and potential new medicines based on the Company’s targeted radiopharmaceutical technology platform; the potential benefits of the Company in-sourcing clinical operations and other functions; the Company’s ability to make progress in advancing its clinical pipeline and supporting infrastructure to serve more patients; the Company’s ability to provide targeted and effective treatment options for cancer patients; the ability of the Company’s proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; the Company’s clinical development plans and the expected timing thereof; the expected timing for availability and release of data in connection with its clinical trials; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities, and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions, and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

1Wu P, He D, Chang H, Zhang X. Epidemiologic trends of and factors associated with overall survival in patients with neuroendocrine tumors over the last two decades in the USA. Endocr Connect. 2023;12(12):e230331. Published 2023 Nov 23. doi:10.1530/EC-23-0331